EXHIBIT 21

              SUBSIDIARIES OF BENCHMARK ELECTRONICS, INC.


Benchmark Electronics FSC, Inc., a Barbados corporation

BEI Electronics Ireland Limited, a Republic of Ireland private limited company

All subsidiaries are wholly owned, directly or indirectly, by Benchmark Electronics, Inc.


                                       16